UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2011
The Sherwin-Williams Company
(Exact Name of Registrant as Specified in Charter)

Ohio (State or Other Jurisdiction of Incorporation)	1-04851 (Commission File Number)	34-0526850 (IRS Employer Identification No.)

	101 West Prospect Avenue Cleveland, Ohio (Address of Principal Executive Offices)	44115 (Zip Code)
(216) 566-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     The Sherwin-Williams Company (the “Company”) disclosed in its 2010 Annual Report on Form 10-K (the “2010 Form 10-K”) and in previous filings that the Internal Revenue Service (the “IRS”) is auditing the Company’s federal tax returns for the 2004 through 2007 years for income taxes and the 2003 through 2008 years for excise taxes. The IRS subsequently added the 2009 year to its audit for excise taxes. The IRS is auditing transactions related to the Company’s ESOP (the “Leveraged ESOP Transactions”). The Leveraged ESOP Transactions were implemented on August 27, 2003 and August 1, 2006. At various times, principal and interest on the debt related to the transactions was forgiven as a mechanism for funding Company contributions of elective deferrals and matching contributions to the ESOP. The Company claimed income tax deductions for the forgiven principal and interest on the debt along with dividends. The benefit of the tax deductions related to forgiven principal and interest was reflected in equity and did not flow through the provision for income taxes. The amount of federal income tax deductions challenged by the IRS with respect to the Leveraged ESOP Transactions for the years under audit is $418.7 million; the corresponding federal tax savings realized by the Company was $146.5 million. Deductions consistent with the IRS challenge were claimed and federal income tax savings were realized in years subsequent to the audit periods in the amounts of $99.2 million and $34.7 million, respectively, related to the Leveraged ESOP Transactions.
     On May 20, 2011, the Company received Notices of Proposed Adjustment from the IRS challenging the ESOP related federal income tax deductions claimed by the Company and proposing substantial excise taxes and penalties. We believe that the IRS’ proposed adjustments are incorrect, intend to vigorously defend our positions and are examining various procedural alternatives for resolution of this matter. Given the nature of these procedures, the Company is unable to predict with certainty the ultimate outcome or whether it will be required to make material payments of tax, interest and penalties to the IRS.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY
May 23, 2011	By:	/s/ L.E. Stellato
L.E. Stellato
Senior Vice President, General Counsel and Secretary